Employment Agreement

This Employment Agreement (hereinafter referred to as "Agreement") is entered into as of September 14, 2014 (the “Effective Date”), by and between Miller Energy Resources, Inc., a corporation organized and existing under the laws of the State of Tennessee, and all of its subsidiaries, with its principal place of business at 9721 Cogdill Road, Suite 302 Knoxville, Tennessee 37932 (hereinafter referred to collectively as the "Company"), and Carl F. Giesler, Jr. residing at [REDACTED] (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to hire the Employee to fill the position of Chief Executive Officer of the Company and to serve as a member of the Board of Directors of the Company (the “Board”) for so long as the Board and the shareholders of the Company so elect; and

WHEREAS, the Employee desires to serve the Company as Chief Executive Officer and member of the Board;

WHEREAS, in connection with its approval of this Agreement, the Board has appointed the Employee as a director upon the resignation of Deloy Miller; and

WHEREAS, the parties have determined it to be in their respective best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party to the other, the parties hereto agree as follows:

SECTION 1: POSITION AND DUTIES

1.1
Employment. The Company hereby employs Employee and Employee accepts employment as Chief Executive Officer of the Company. During the Term of this Agreement and any extensions thereof, the Employee’s principal place of employment shall be in Houston, Texas, and the Employee shall be furnished an office there commensurate with his duties.

1.2
Member of the Board. The Company, by and through its Board, and as approved by the Board, does hereby appoint the Employee as a director on the Board (a “Member”), to serve until the next regular election.

1.3
Term. Unless earlier terminated pursuant to the provisions hereof, the initial term of Employee’s employment under this Agreement shall be for the period of three (3) years commencing with the Effective Date of this Agreement (the “Term”). Said Term shall be automatically renewed thereafter for successive three-year terms unless the Board of Directors of the Company or any successor entity provides Employee with written notice that the Agreement will not be renewed no later than 120 days prior to the expiration of the then-current term. Notwithstanding the foregoing, in the event a Change in Control (as defined below) occurs during the then-current term, the Term of this Agreement shall not end prior to the first anniversary of such Change in Control.

1.4	Duties.

a)
During the Term of his employment pursuant to this Agreement, Employee shall serve the Company faithfully and to the best of his ability and shall devote his business and professional time, energy, and diligence to the performance of the duties of such positions and he shall perform such services and duties in connection with the business and affairs of the Company (i) as are customarily incident to such positions, and (ii) subject to Section 1.1 hereof, as may reasonably be assigned or delegated to him from time to time by the Board, including but not limited to the hiring and firing of employees of the Company.

b)
Notwithstanding the foregoing, Employee shall be principally responsible for and shall have full power and authority to perform all duties incidental to the general management and oversight of the Company.

c)
As a Member of the Board, the Employee shall perform such duties as normally required of a Board Member of a publicly traded company under applicable law and related rules, including, but not limited to, the rules and regulations of the US Securities and Exchange Commission and any applicable national securities exchange on which the Company’s securities may be traded.

SECTION 2: COMPENSATION. BENEFITS AND OTHER ENTITLEMENTS

2.1	Base Salary.

a)
As compensation for his services hereunder and as consideration for his covenant not to compete provided for in Section 4 hereof, Employee shall be paid a base annual salary at the rate of Eight Hundred Thousand and 00/00 Dollars ($800,000.00) per year, which rate of compensation shall be in effect from the Effective Date until the end of the initial Term of this Agreement. Thereafter, the base annual salary shall be at the rate determined in good faith by the Compensation Committee of the Board (the “Committee”) (or, if applicable under the Company’s Bylaws, by the Board itself) at the Committee’s (or Board's, as applicable) regularly scheduled meeting following the end of each fiscal year or upon any special meeting, based upon the Company's review of Employee's performance during the preceding fiscal year or lesser period, but shall not be reduced below the base annual salary in effect at the end of the immediately preceding fiscal year unless otherwise agreed to in writing by the parties. The base annual salary shall be payable at such periodic intervals, as from time to time are applicable with respect to the other salaried executive personnel of the Company, and shall be inclusive of all applicable income taxes, Social Security, and other taxes and charges that are required by law to be withheld by the Company or that are requested to be withheld by Employee.

b)
If Employee’s base annual salary is hereafter increased by the Committee (or Board, as applicable), it shall not thereafter be reduced below a figure equal to the amount of base annual salary in effect immediately prior to such increase, together with an amount equal to the product of (x) the amount of base annual salary in effect immediately prior to such increase, multiplied by (y) the percentage increase in the consumer price index in Houston, Texas to the last day of the fiscal year preceding any such reduction.

2.2
Bonus. For the fiscal year ending on April 30, 2015, Employee shall be paid an annual cash bonus in an amount equal to not less than one times the Employee’s then annual salary, pro rated for the portion of the fiscal year the Employee was employed by the Company. Thereafter the Employee shall be paid an annual cash bonus in an amount equal to not less than one nor more than three times the Employee’s then annual salary to be determined on mutually agreed criteria fixed by the Employee and the

Committee (or the Board, to the extent applicable in accordance with the Company’s Bylaws) not later than the first anniversary of this Agreement and both the Employee and the Committee (or Board, as applicable) acting in good faith, which bonuses shall be payable as follows:

a)
Fifty percent (50%) in cash in a lump sum on or before such date in the succeeding year as proscribed by the Regulations of the Internal Revenue Service. Quarterly bonuses may be paid to the Employee in lieu of an annual bonus, subject to the mutual agreement of the Employee and the Company’s Board of Directors; and

b)	Fifty percent (50%) in stock which shall vest immediately upon the granting thereof;

or as otherwise mutually agreed by the Employee and the Committee (or Board, as applicable).

2.3 Employment Inducement Bonus. As an inducement for the Employee to accept positions of employment set forth in this Agreement and to leave his current employment, and in recognition of the loss of already earned, but not received compensation that the Employee will likely forfeit by accepting this employment, the Company shall compensate the Employee as follows:

a)	The Company shall pay to the Employee within thirty (30) days of the Effective Date of this Agreement a lump sum in cash of One Million dollars ($1,000,000.00);

b)
The Company shall issue to the Employee Six Hundred Thousand (600,000) shares of common stock of the Company under the Company’s 2011 Equity Compensation Plan (the “Plan”), which shall vest and be exercisable immediately and shall be on terms generally applicable to shares issued under that Plan; and

c)
The Company shall grant to the Employee options to purchase One Million Five Hundred Thousand (1,500,000) shares of the common stock of the Company, which shall vest as follows: (i) 500,000 shares on September 14, 2014; (ii) 500,000 shares on September 14, 2015; and (iii) 500,000 shares on September 14, 2016. The options hereby granted may be exercised for a period of ten (10) years from and after September 14, 2014 at an exercise price of $4.35, being the stock closing price on September 12, 2014, the last trading day prior to the Effective Date (with the Effective Date itself not being a trading day).

2.4	Insurance.

a)
The Company shall provide to Employee the standard package of family insurance benefits which are from time to time provided to other executive employees, including medical and major medical, and dental insurance coverage.

b)	The Company shall provide the Employee coverage under its D & O Insurance policy.

2.5	Other Benefits. The Company shall provide Employee the following additional benefits:

a)
Upon production of accounts and vouchers or other reasonable evidence of payment by employee, all in accordance with the Company’s regular procedures in effect from time to time, reimbursement of all reasonable and ordinary expenses incurred for Company business, provided the same are of a type which are allowable for deductions under applicable federal tax law.

b)
Paid vacation during the each calendar year of four (4) weeks per year, or such greater amount as may be permitted from time to time by the Company's vacation policy, to be taken at such time as selected by Employee. If Employee does not use all of the allotted weeks of vacation in any calendar year of the Company, Employee shall be entitled to add any and all unused vacation days to the paid vacation permitted under this Agreement for the following calendar year.

a)
Employee shall be entitled to short-term medical leave benefits for up to three (3) months for time out of work over any three (3) year period of time due to a psychological or physical illness, injury, or condition. Such benefits shall include full pay to Employee for any leave which is due to medical or psychological conditions as supported by appropriate written verification from Employee's treating medical or psychological/psychiatric professional.

c)
The Company shall provide to the Employee “key-man life insurance” in an amount of not less than Five Million ($5,000,000.00) Dollars, and which will provide that the beneficiaries of the policy shall be one-half to the Company and one-half to the spouse of the Employee.

d)
Upon the event of a Change in Control, as hereinafter defined, the Employee shall be paid within thirty (30) days of the effective date of such Change in Control a lump sum bonus that is in addition to any other compensation, severance pay, bonus, or salary, in the aggregate amount equal to the Employee’s then base annual salary.

e)
In addition to the benefits bestowed upon Employee in this Agreement, Employee shall be entitled to participate in and enjoy the Company’s retirement savings plan and other benefits as are generally extended to employees serving in an executive capacity, including any capacity similar to that of Employee, in accordance with the Company's customary practices and policies.

2.6.
Withholding of Taxes. All compensation, in cash or otherwise, required to be paid by the Company to Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

SECTION 3: TERMINATION OF EMPLOYMENT

3.1
Death. Employee’s employment hereunder shall terminate upon his death. Upon such termination, the Employee’s stock options shall immediately vest and shall be exercisable for the maximum period permitted under the Plan.

3.2
Disability. If due to physical or mental disability, Employee is not able to perform his material duties hereunder on a full-time basis for a period of four (4) months (whether consecutive or not within any twelve (12)-month period, the Company may terminate his employment hereunder for “Disability.” The determination of “Disability” shall be based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) mutually agreed upon by the Employee and the Company. Upon such termination, the Employee’s unvested stock options shall immediately vest and all then vested stock options shall be exercisable for a period of the greater of twenty-four (24) months thereafter or the period specified in the grant.

3.3
By the Company for “Cause”. The Company, upon a majority vote of the Board of Directors after notice to Employee (as described below) and advice of independent legal counsel, may terminate Employee’s employment immediately for “Cause,” which shall mean and be limited to the following:

a)	Willful, habitual and continued unavailability to act or respond on behalf of the Company;

b)	Willful misconduct or fraud;

c)	Conviction, by a court of competent jurisdiction, of a felony (whether or not committed during the term hereof or in the course of employment hereunder);

d)	Willful, continued, and material failure to observe or perform the duties of his employment hereunder; and

e)	Willfully acting in a manner materially adverse to the best interests of the Company.

With regard to this Section 3.3, the Company shall first provide Employee with 45 days written notice of such alleged misconduct, including a specific description of such breach, failure, or neglect of duty or obligation sufficient to allow Employee an opportunity to correct such noted problems. Employee shall not be terminated under paragraph 3.3 unless, after the notice period expires, Employee continues to fail to satisfactorily perform his duties. Prior to any vote regarding misconduct, Employee will be given the opportunity to appear before the Board, with his legal counsel, to present any relevant information he believes the Board should consider in making such a decision. Nothing herein shall prevent or prohibit the Board from temporarily suspending the Employee from his duties, with pay as specified herein, for the period of time after which the Board determines that “Cause” may exist but before the date, following the expiration of the notice period provided to the Employee as set forth above, on which the Board has made a final determination that “Cause” does or does not exist (a “Temporary Suspension”).

3.4
Change in Control. Employee’s employment may be terminated by either the Company or Employee in the event of a Change in Control, which shall, for purposes of this Agreement, be defined as set forth in the attached Exhibit A, which is incorporated herein by reference; provided, however, that in the case of termination pursuant to this Section 3.4, the Board shall make a determination either to terminate Employee's employment hereunder or continue such employment within six (6) months after the effective date of the Change in Control and shall give Employee ninety (90) days' notice of any such determination to terminate Employee's employment hereunder, and the failure to make such determination within such six-month period will be deemed an election by the Company to continue Employee's employment hereunder.

3.5
Termination by Employee for “Good Reason.” Employee may terminate his employment at any time without “Good Reason” by providing the Company thirty (30) days written notice. Employee may also terminate his employment for “Good Reason” as provided below. “Good Reason” shall mean any of the following:

a)
A material change in Employee's function, authority, duties, title, compensation, responsibilities or principal place of employment, without Employee’s express written consent (other than a reduction in Employee’s function, authority or duties incident to a Temporary Suspension);

b)
A substantial difference of opinion between Employee and the Board and/or ownership of the Company that develops, or other circumstances should arise such that Employee, in good faith, no longer believes that he can function effectively in his position for the Company as defined in Section 1.1 and Section 1.2 above;

c)	A significant increase in the amount of travel required for Employee to perform his job, without Employee's consent;

d)	Any material failure by the Company to comply with any of the provisions of this Agreement;

e)
Upon a Change in Control, as defined herein, or upon any other material change in the financial condition (other than as a result of any events or circumstances that would be deemed “Cause” for termination under the terms hereof) or ownership of the Company; or

f)
Any other matter or circumstance requested by the Board if either (i) made with the intent of hindering Employee in the performance of his duties hereunder or creating an incentive for Employee to exercise his rights under Section 3.5 hereof or (ii) the effect of such request could reasonably be expected to hinder Employee in the performance of his duties hereunder or create an incentive for Employee to exercise his rights under Section 3.5 hereof; excluding, in each of clause (i) and (ii) above, any Temporary Suspension or in connection with any action taken by the Board following a finding that “Cause” for termination of the Employee exists.

With regard to Section 3.5, if Employee determines that Good Reason as defined herein exists, Employee shall so notify the Company in writing. The Company shall have thirty (30) days to remedy the facts and circumstances that provided Good Reason as defined herein. If adequate remedy has occurred, Employee shall continue in the employ of the Company as if no notice had been given. If adequate remedy has not occurred, Employee may, at his option, terminate his employment for Good Reason as defined herein.

3.6	Payment of Severance Benefits upon Termination.

a)
In the event Employee voluntarily terminates his employment at anytime during this Agreement without Good Reason as defined herein, Employee shall continue to receive his base annual salary, at the then current rate, and the Insurance Coverage as described in Section 2.4, for a period of two (2) months, upon execution of a Release of Claims in a form substantially similar to that attached hereto as Exhibit B, which is incorporated herein by reference; provided that if the Employee exercises any right Employee may have under applicable law to rescind or revoke such Release of Claims or otherwise render such a Release of Claims ineffective, Employee shall reimburse such amounts or the reasonable and documented costs of such benefits to the Company. After the execution and delivery of the Release of Claims, upon the expiration of any period arising under applicable law during which the Employee shall have the right to rescind or revoke such Release of Claims or otherwise render such a Release of Claims ineffective, provided such Release of Claims remains in effect, all unvested stock options shall immediately vest and all then vested stock options may be exercised for the period specified in the grant. In the event that Employee voluntarily terminates his employment without Good Reason and does not agree to execute a Release of Claims in a form substantially similar to that attached hereto as Exhibit B, or if such Release of Claims shall thereafter be revoked, rescinded or otherwise rendered ineffective, the Company shall pay to Employee base salary accrued but not paid through the date of termination, and Employee shall forfeit any other salary and benefits, including, to the extent set forth in the Plan, any awards of equity in the Company granted under that Plan.

b)	In the event the Company terminates Employee’s employment for Cause as defined herein, the Company shall pay Employee all accrued compensation, if any, through the date of termination.

All salary and benefits (other than vested benefits under any pension, profit sharing or other compensation or benefit plan (including without limitation the Plan), which shall in all cases continue to be governed by the terms and conditions of such respective plans) shall cease at the time of termination. All unvested stock options shall expire and be void without value.

c)
In the event Employee terminates his employment for Good Reason as defined herein, or there is a Change in Control as defined herein, or the Company terminates Employee’s employment without Cause as defined herein, or Employee’s employment is terminated due to Death or Disability as defined herein, Employee will be entitled to the severance benefits listed below (collectively "Severance"). Except in the case of termination due to the Death of Employee, the Severance is conditioned upon (i) the Employee executing, within 21 days of his separation, a Release of Claims form substantially similar to that attached hereto as Exhibit B, which is incorporated herein by reference and (ii) such Release of Claims remaining in full force and effect following the expiration of any period arising under applicable law during which the Employee shall have the right to rescind or revoke such Release of Claims or otherwise render such a Release of Claims ineffective.

i.
Except in the case of termination by reason of the Employee’s death, continuation of Employee's base annual salary for the Severance Period (as defined below) at the rate in effect at the time of such termination and payable at the time and in the manner such payments would have been made to Employee if such termination had not occurred;

ii.
A cash bonus payment equal to two (2) times the Employee’s annual salary, plus annual minimum bonus; said cash bonus to be payable as soon as practicable following Employee's separation from employment, but no more than three (3) months following such termination;

iii.
Continued insurance coverage, as described in Section 2.4 and to include medical and major medical and dental coverage for Employee and his family, at the Company's expense for the Severance Period; provided, however, that Employee will be responsible for any co-payments, deductibles, or other out-of-pocket expenses associated with use of any health coverage; and

iv.
If the Employee’s resignation is tendered for “Good Reason,” Employee’s unvested stock options in the Company shall immediately vest. The Employee may exercise all then vested stock options for a period commencing with the date of termination and expiring on the later of one hundred and eighty (180) days following the end of the Severance Period or the date specified in the original grant.

d)
For purposes of this Agreement, the Severance Period shall be twenty-four (24) months if Employee's separation from employment does not occur within twelve (12) months of a Change in Control, but, in the event that Employee's separation from employment does occur within twelve (12) months of a Change in Control, the Severance Period shall be thirty-six (36) months. The full amount of the total salary continuation payments provided for above shall be payable in full within thirty (30) days after the effective date of Employee's severance-qualifying termination to an escrow agent mutually satisfactory to the Company and Employee under irrevocable written instructions to make payments of the Severance to Employee (or in the event of Employee's death, to his estate), at the time and in the manner that such payments would have been made to Employee if such termination had not taken place.

In the event of a Change in Control, the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, distributions, and benefits that have been made to or provided to, and are to be made to or provided to, Employee under this Agreement, and any other agreement and plan benefitting Employee, to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"). If the Company's independent auditors determine that any such payments, distributions, or benefits are subject to excise taxes as provided under Section 4999 of the Code (the "Excise Tax"), then such payment, distributions, or benefits (the "Original Payments") shall be increased by an amount (the "Gross-Up Amount") such that, after the Company withholds all taxes due, including any excise and employment taxes imposed on the Gross-Up Amount, Employee will retain a net amount equal to the Original Payments less income and employment taxes on that amount. Employee agrees to cooperate with the Company's independent auditors by providing necessary information to perform this analysis/calculation, and the Company agrees that Employee shall be entitled to copies of the calculations. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payments and Gross-Up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on the Gross-Up Amount. If no determination by the Company's independent auditors is made prior to the time Employee is required to file a tax return reflecting any portion of the Original Payments, Employee will be entitled to receive a Gross-Up Amount calculated on the basis of the Original Payments Employee reported in such tax return within 30 days of the filing of such tax return. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payments than is determined by the Company's independent auditors or reflected on Employee's tax returns, Employee shall be entitled to receive the full Gross-Up Amount calculated on the basis of such additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and. interest) from the Company within 30 days of such determination as long as Employee has taken all reasonable actions to minimize any such amounts. If any tax authority finally determines the Excise Tax to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, Employee shall repay to the Company, within 30 days of her receipt of a refund resulting from that determination, the portion of the Gross-Up Amount attributable to such reduction (plus the refunded portion of the Gross-Up Amount attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the portion of the Gross-Up Amount being repaid, less any additional income tax resulting from such refund).

SECTION 4: NONCOMPETITION

The parties recognize that in the course of Employee's employment with the Company, Employee has had and will continue to have access to a substantial amount of confidential and proprietary information and trade secrets relating to the business of the Company, and that it would be detrimental to the business of the Company, and have a substantial detrimental effect on the value to the Company of Employee's employment if Employee were to compete with the Company upon termination of his employment. Employee therefore agrees, in consideration of the Company entering this Agreement and establishing the base annual compensation and other compensation and benefits at the level herein provided for, that during the period of the term of his employment with the Company, whether pursuant to this Agreement or otherwise, and, if and only if Employee's employment is terminated by the Company for Cause, as defined herein, or by Employee without Good Reason, as defined herein, for a period of one (1) year thereafter, he shall not, without the prior written consent of the Company, directly as principal, partner, director, or stockholder or through any corporation, partnership, or other entity (including, without limitation, a sole proprietorship), engage or participate in, or assist in any manner or in any capacity, or have any interest in or make any loan to, or otherwise be related with, any person, firm, corporation, association, or other entity engaged in oil and gas exploration or development activities anywhere within fifty (50) miles of any of the Company's oil and gas properties, whether developed or undeveloped) and engaged in any business competing in any material way with the business of the Company or any subsidiary of the Company as such business exists as of the date of termination of employment; provided, however, that the foregoing shall not prevent Employee from owning up to five percent (5%) of the outstanding securities of a publicly held corporation that may compete with the Company.

The parties believe, in light of the facts known as of the date hereof, and after considering the nature and extent of the Company's business, the amount of compensation and other benefits provided herein, and the damage that could be done to the Company's business by Employee's competing with the Company, that the foregoing covenant not to compete is reasonable in time, scope, and geographical limitation. However, if any court should construe the time, scope, or geographical limitation of the covenant not to compete to be too broad or extensive, it is the intention of the parties that the contract be automatically reformed, and as so reformed, enforced, to the maximum limits which may be found to be reasonable by such court.

SECTION 5: CONFIDENTIAL INFORMATION

5.1
Company Information. Employee agrees at all times during the term hereof and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company or as authorized by the Company, the Confidential Information of Company. Employee understands that "Confidential Information" means any Company proprietary information, trade secrets and other information not generally known to the public, such as technical and non-technical data, know-how, research, product plans, marketing plans, products, business forecasts, services, customer lists and customers (including, but not limited to, customers of Company on whom Employee may call or with whom Employee becomes more acquainted during the term of this Agreement or has become acquainted with during any prior period in which he performed services for the Company), information regarding employees of the Company, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial or other business information disclosed to Employee by the Company, either directly or indirectly in writing, electronically, orally or by drawings or observation of parts or equipment prior to or after the commencement of this Agreement.

In light of the highly competitive nature of the industry in which Company conducts its business, Employee agrees that all Confidential Information heretofore or in the future obtained by Employee as a result of Employee's association with the Company, shall be considered confidential. In recognition of this fact, Employee agrees that he will not, except in the performance of his duties under this Agreement or except as otherwise provided herein, during and after the execution of this Agreement (for so long as such information otherwise remains confidential), disclose any of such Confidential Information to any person or entity for any reason or purpose whatsoever, and he will not make use of any Confidential Information for his own purposes or for the benefit of any person or entity (except the Company) under any circumstances not authorized by the Company. The provisions contained in this paragraph shall also apply to information obtained by Employee with respect to any subsidiary of or company otherwise affiliated with Company.

In the event that Employee is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any of the Confidential

Information, Employee will notify Company promptly in writing so that Company may seek a protective order or other appropriate remedy or, in Company's sole discretion, waive compliance with the terms of this Agreement. Employee agrees not to oppose any action by Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that Company waives compliance with the terms of this Agreement, Employee will furnish only that portion of the Confidential Information which Employee is advised in writing by his own independent counsel that he is legally required to furnish and will exercise his reasonable best efforts, at Company's expense, to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. To the extent that Employee retains counsel to assist him in any situation covered by this paragraph 5.1, he shall be entitled to reimbursement by the Company for reasonable fees incurred in obtaining advice and representation.

5.2
Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee work for Company consistent with Company' agreement with such third party. Employee agrees to comply with Company's policies and procedures, as applicable from time to time with respect to such information.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1
Outplacement Service. In the event of termination of Employee's employment by the Company without Cause, the Company shall, upon the request of Employee (i) pay for outplacement service for Employee for a period of twelve (12) months, such payment to be made to an agency selected by Employee, provided that such fees shall be reasonable and customary for nationally rated firms engaged in providing such services for executives of similar level, qualifications, and experience, and (ii) provide to Employee, for a reasonable time following termination of employment, not to exceed twelve (12) months, office space and secretarial support to assist Employee in searching for and obtaining a new position, such office space to be provided in a location reasonably determined by the Company.

6.2
Indemnity. The Company shall indemnify Employee and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company to the full extent permitted by applicable law.

6.3
Non-Disparagement. Except as compelled to do so by law, the Company and its past and present affiliated companies and their officers, directors, and employees shall refrain from making any remark or taking any action which disparages, defames, or places Employee in a negative light, and Employee shall refrain from making any remark or taking any action which disparages, defames, or places the Company or any of its parent, subsidiary, or affiliated companies or their 'past or present officers, directors, or employees in a negative light.

6.4
Employee Benefits. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits, and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital, or other plans or benefits that may now be in effect or that may hereafter be adopted.

6.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, and jurisdiction shall lie in the courts of competent jurisdiction in Knox County.

6.6
Entire Agreement. This Agreement, together with the Plan, constitutes the entire understanding of the Company and Employee with respect to its subject matter, supersedes any prior agreement or arrangement relative to Employee's employment by the Company, and no modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.

6.7
Successors and Assigns; Permitted Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignment of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, subject, however, to Employee's right of termination as provided in Section 3.5 hereof.

6.8
Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

6.9
No Conflicting Obligations. Employee represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

6.10
Waivers. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

6.11	Notices. Any notice given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

if to the Company:     Scott M. Boruff
9721 Codgill Rd., Ste. 302,
Knoxville, TN 37932
Attn: Chairman of the Board

if to the Employee:     Mr. Carl F. Giesler, Jr.
[REDACTED]

6.13
Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

6.14	Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date first above written.

MILLER ENERGY RESOURCES, INC.

By: /s/ Scott M. Boruff
Scott M. Boruff, Chairman of the Board

EMPLOYEE:

/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.

Exhibit A

Definition of Change in Control

The occurrence of any of the following events shall constitute a Change in Control for the purposes of this Agreement:

(a) any "person"(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Miller Energy Resources, Inc., any trustee or other fiduciary holding securities under any employee benefit plan of Miller Energy Resources, Inc., or any company owned, directly or indirectly, by the stockholders of Miller Energy Resources, Inc. in substantially the same proportions as their ownership of Miller Energy Resources, Inc. is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Miller Energy Resources, Inc. representing thirty percent (30%) or more of the combined voting power of Miller Energy Resources, Inc.'s then-outstanding securities;

(b) during any period of two (2) consecutive years (not including any period prior to the effective date of this Agreement), individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Miller Energy Resources, Inc. to effect a transaction described in clause (a),(c), or (d) of this Exhibit A) whose election by the Board or nomination for election by Miller Energy Resources, Inc.'s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) the consummation of a merger or consolidation of Miller Energy Resources, Inc. with any other corporation, other than a merger or consolidation which would result in the voting securities of Miller Energy Resources, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Miller Energy Resources, Inc. or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Miller Energy Resources, Inc. (or similar transaction) in which no person acquires less than thirty percent (30%) of the combined voting power of Miller Energy Resources, Inc.'s then-outstanding securities shall not constitute a Change in Control of Miller Energy Resources, Inc.; or

(d) the stockholders of Miller Energy Resources, Inc. approve a plan of complete liquidation of Miller Energy Resources, Inc. or an agreement for the sale or disposition by Miller Energy Resources, Inc. of all or substantially all of Miller Energy Resources, Inc.'s assets.

Exhibit B

I acknowledge that I have been given twenty-one (21) days to decide whether to execute this Release of Claims ("Release") and that I have been advised to consult an attorney before executing this Release. I acknowledge that I have seven (7) days from the date I executed this Release to revoke my signature. I understand that if I choose to revoke this Release, I must deliver my written revocation to Miller Energy Resources, Inc. before the end of the seven-day period.

I, for myself, my heirs, successors, and assigns, do hereby settle, waive, and release Miller Energy Resources, Inc. (the "Company") and any of its past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries, or affiliates from any and all claims, charges, complaints, rights, demands, actions, and causes of actions of any kind or character, in contract, tort, or otherwise, based on actions or omissions occurring in the past and/or present, and regardless of whether known or unknown to me at this time, including those not specifically mentioned in this Release. Among the rights, claims, and causes of action which I give up under this Release are those arising in connection with my employment and the termination of that employment, including, without limitation, rights or claims under federal, state, and local fair employment practice or discrimination laws (including the various Civil Rights Acts, the Age Discrimination in Employment Act, the Equal Pay Act, and the Tennessee Human Rights Act), laws pertaining to breach of employment contract, wrongful termination or other wrongful treatment, and any other laws or rights relating to my employment with the Company and the termination of that employment. I acknowledge that I am aware of my rights under the Age Discrimination in Employment Act, and that I am knowingly and voluntarily waiving and releasing any claim of age discrimination which I may have under that statute as part of this Release. This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to (a) indemnification from the Company and its affiliates with respect to my activities on behalf of the Company and its affiliates prior to my termination of employment, (b) compensation or benefits to which I am entitled under any compensation or benefits plan of the Company or its affiliates, (c) amounts to which I am entitled pursuant to the agreement to which a form of this Release of Claims was attached as Exhibit B, (d) my right to file a charge with, or participate in any investigation conducted by, any federal, state, or local agency charged with enforcing laws prohibiting employment discrimination, (e) my right to challenge the voluntary and knowing nature of this release in court or before any federal, state, or local agency charged with enforcing employment laws, or (f) any right, claim, or cause of action arising after the effective date of this Release.